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PARKS! AMERICA, INC.

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ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

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On May 10, 2024, Andrew Kuhn and Geoff Gannon of Focused Compounding Fund, LP (“Focused Compounding”) published a podcast episode pertaining to the upcoming annual meeting of Parks! America, Inc. (the “Company”), currently scheduled for June 6, 2024 at 10:00 a.m. Eastern Time, for which Focused Compounding has nominated four (4) director-nominees for election to the Company’s board of directors. Such podcast was posted to YouTube, to Apple Podcasts, and to Spotify. A transcript of the episode is reproduced below:

[00:00]
Andrew:	All righty, we’re going to get started here today. My name is Andrew Kuhn from Focused Compounding joined by Geoff Gannon, and we’re going to be talking about our plan for Parks! America. As probably most people listening are aware, we are the largest shareholder in Parks! America, and we are in the middle of a proxy fight. The record date for the annual meeting is May 13. Today is May 8, and then the actual vote itself is June 6. We put out a plan through a PR today. You could go to PRKAProxyFight.com to get access to that. It’s also on the homepage. You go to our Twitter @focusedcompound and find it, and I’m also going to link to it below if anybody wants to get access to that and actually read the plan. It’s just a simple basic plan of how we’re thinking about capital allocation and the business going forward.

If voted in, we are nominating four directors, so if you are a shareholder and you want to get more information on that, you can reach out to our proxy guy, John Grau. I will put all of his information in the description below, but again, key dates to remember, today is May 8. The record date is May 13, and the actual vote itself is June 6. Geoff, how are you doing today?

[01:24]
Geoff:	I’m doing very well. How are you doing?

[01:26]
Andrew:	Good. Doing well. Doing well. We put out this plan, Geoff, and it talks about our philosophy, how we’re thinking about Parks! America. The first part is to return capital to shareholders, and we’re going to do this in two phases. I will let you take the microphone, even though we both have microphones, and we’ll go from there.

[01:45]
Geoff:	Sure. The two phases are basically difference between ongoing cash build over time. This is more what people would expect. Normally, that’s how dividends and buybacks and things are funded, and that’s Phase 2. Phase 1 is the initial return of capital phase because this company’s overcapitalized. Just some background on that, the company has about 1,000 acres of land that don’t produce any earnings. All of the earnings come from a portion, about half, of the land in Georgia, and they have three parks. Two of those parks, one in Texas called Aggieland and one in Missouri, don’t make any money. The one in Georgia makes the money.

As a result, you have – as of the time that we’re recording this, you have a company with about 76 million shares outstanding, and we said, I think the price we used, 38 cents or something. It’s in that neighborhood, around 40 cents a share or something. Based on that, you have a market cap of, let’s say, 30 million or something dollars, and you have a balance sheet of about $20 million. You have of that equity being maybe 15 million, but it’s overcapitalized to the tune of maybe 7 to 19 million, something in that neighborhood, 8 to 20 million, whatever, in that neighborhood. Basically, all that you see listed there as tangible equity isn’t really needed to make any earnings. That’s actually all tied up in these things that don’t produce any earnings, which is basically Aggieland and Missouri. You can see what the original purchase prices were. Let’s go with that the amount tied up in each is seven or eight million in Aggieland, two to three plus million in Missouri. It depends on how much capex and stuff they put in each year.

What we’re talking about in Phase 1 is selling those parks and returning the capital to shareholders. That’s a one-time thing because the company is overcapitalized with a bunch of stuff tied up in things that make no earnings whatsoever. Aggieland has been around now – since 2020 they’ve owned it. The park actually predates that a bit and cumulatively doesn’t generate any earnings or free cash flow for them. Missouri’s even older. We’re going back 15 years or something and cumulatively does not generate any earnings and free cash flow. All the earnings and free cash flow comes from Georgia.

Phase 2 is really about the earnings from Georgia being paid out. Phase 1 is about slimming the company down to what a balance sheet should look like, and so that’s a big one-time – it’ll actually be a couple events. We say multiple one-time events, so it’ll probably two or three events of the actual payouts of it. Those payouts may come in the form of stock buybacks, which would be tender offers, because the stock is highly illiquid and there’s no way to buy back in the market, and special dividends. The other thing to keep in mind is that these subsidiaries in Texas and Missouri have never really earned money and were purchased at pretty high prices versus their market value today, pretty similar prices, so there isn’t really on a – there won’t be a meaningful tax impact here. What I’m saying is what you see them on the balance sheet at is a pretty good estimate of what they would be sold for and paid out in terms of buybacks and dividends.

The numbers we’re talking about with Phase 1 are basically all funded with those two parks being sold off, and then, also, what we’ll discuss is the possibility of having net debt on Georgia, which the company obviously doesn’t have right now, in part because the poor performance of the two other parks and that that’s where a lot of the capital is tied up, whereas after this the capital won’t be tied up in those things. Those are the differences, two parks to be sold and money to be borrowed. That would fund all of the Phase 1 stuff, and then Phase 2 is funded based on earnings going forward. That’s much more normal. People expect, okay, they used buybacks, and dividends are from their earnings each year. That’s Phase 2. The Phase 1 is the initial one-time stuff. Phase 2 is the ongoing stuff.

With Phase 1, the two unprofitable parks which we just discussed, they obviously won’t be sold on the same day and stuff. It’ll just depend on how long it takes and how big each one is. Missouri’s quite small compared to the company’s total balance sheet and stuff, and so we’re talking about something which is – it is less than 20% or something of the – of certainly the market cap and often of the balance sheet. If you sell Missouri first, you may not immediately have an event that pays out and stuff. It would depend on the company’s seasonal cash build and all of that because these will be consolidating to a few events, like I said. I don’t think more than three.

Then Aggieland, obviously, there will probably be an event after that, so Aggieland is like – it’s a very big item for the company. It’s more than a third of the company’s balance sheet. It’s a huge amount of the company’s equity, and it’s still a good chunk of the market cap and stuff. That’s something where a quarter of the value of the company in the market would be liquidated in whenever that happened where you sold Aggieland. That would probably be more a trigger for actually the large tender or dividend happening sometime around then. Then the other one that is is leverage to Georgia. That’s something that probably won’t be done immediately. It’s something that might happen more after other parks are sold and there’s some cash on the balance sheet and stuff. It’s much easier being in that situation to do that, and Georgia needs to be improved too, but the main thing is getting cash inflows from Aggieland and Missouri sales before you can do that part of it.

Then what we talked about is paying out all cash beyond what’s needed to maintain a prudent leverage ratio. We just gave as an example three times net debt, really, to EBITDA, and that’s just talking about the Georgia park. That’s not a prudent level if you own parks that aren’t very good like Aggieland and Missouri, but it’s a normal level in the industry for people to use when you have a park that makes money every year. On that basis, though, I do want to mention that the – that will be, obviously, a net debt situation, and people should not assume that it would ever be that the company will be run down to the point where it has almost no cash and then it borrows debt. Where say if you wanted to have $2 million in net debt or something, you would never have $2 million in debt and $0 almost in cash. What you’d have is $5 million in debt and $3 million in cash, and the debt would be due over a period of several years. The cash would be in something that matures every three months, like T-Bills or something. That’s really how it would be. You would never get down to running the cash levels that low. In fact, we wouldn’t run the cash levels lower than the company runs them now. The company would be more leveraged than it is now, but it’d be more liquid than it is now. They actually run it with lower liquidity than we would but also lower leverage.

[08:34]
Andrew:	Then pay out all cash beyond what’s needed to maintain…

[08:37]
Geoff:	Correct.

[08:37]
Andrew:	…that prudent leverage ratio.

[08:39]
Geoff:	Yep. That’s where people figure that out to understand what – how big could Phase 1 be? Here we say Phase 1 will – is expected to be no less than 10 cents per share and no more than 25 cents per share, and the stock, like we said, is maybe 38 cents or something right now. That’s round numbers. It’s actually a little bit bigger than 25 to 65% of the current market cap. That’s not a bad guess, but that’s a very wide range. That’s based on just things that are pretty certain that, even if a bunch of things change in the world, would happen fairly soon. Whereas in other stuff, the financing environment changes dramatically. The fed raised rates a lot in the past few years. What if the rates doubled again from here? Then that would make it harder to do deals and things, and so it could slow down how quickly things are sold and for what amounts and stuff.

The low end of that range is very achievable and very fastly achievable. The higher end could take a little bit longer to happen, but like I said, it’s a one-time thing. It would obviously be funded, people can do the math between those three things. It depends on the EBITDA of Georgia because, obviously, that’s what’s going to be used. That’s what anyone’s going to be looking at in terms of financing any – the bank is going to look at what’s the EBITDA of the good park that way? Then the other two, what are the sale prices of them and then the net proceeds of that?

There’ll be some costs associated with selling, closing and selling off parks, but for the most part, it’s not too unrealistic to think that the numbers you see in accounting terms on the balance sheet and stuff are pretty close to what it would net out to be, that some items will come in a little bit stronger than you might expect when liquidating them, and that will offset some of the costs of liquidation. Those are pretty good guesses from that. You can see that most of what I’m talking about, the 10 to 25 cents per share or the 25 to 65% of market cap, however you want to say it, is basically just when and for how much Aggieland and Missouri are each sold. Aggieland being about possibly two, two and a half times more important than Missouri in terms of that mix. It’s not a 50/50 mix. It’s a little more important what Aggieland goes for than Missouri.

Then we just talk about what the actual way it will be paid out is. It’ll be paid out probably two different ways. Stock buyback, which would be a tender in this case because there’s no market for the stock. There’s no liquid market that you can go out and buy regularly in the market and then special dividends, not regular dividends, and there will probably be one tender offer. I don’t know that that’s definitely only be one but probably because you would be able to gauge what interest is in selling the stock from that one tender offer and shouldn’t expect the shareholder base will turn over enough that it would matter that you get a very different response from another tender offer. Then you probably have one or two special dividends.

With the tender offer, it’s worth keeping in mind that you have a major shareholder in us. We own close to 40%. We own about 38½ of the stock, and then you also have another shareholder who we have no idea what that major shareholder will do. He owns about 30% of the company. He may really want to sell out, or he may want to really hang on to his shares no matter what the price. Depending on that, that means that the tender offer would obviously be targeted at everyone else who might want to participate. We presumably would not participate in a tender offer. I mean, we wouldn’t do a tender offer unless we thought it was a good deal for continuing shareholders, so we wouldn’t be participating in the tender, in selling our shares into it, which means that the bang for your buck you would get is much bigger in that say you went to buy back 25% of a market cap. If half of the people aren’t participating, that means that you the people who are participating could sell half of your shares into it on a pro rata basis, so you have to figure that it really depends on – whether you want to call it the float or whatever participates in it, that’s what really has the impact. You could fulfill a lot of a tender offer with not that much in relative percentage to the market cap because you have some big owners who maybe don’t want to participate in it.

Dividends are different. Dividends have to be that everyone has to participate equally in them, so it’s totally different. It means that you will get less bang for your buck on the dividends. Not that it’s not worth it. It might really work out well, but if what you’re looking for is liquidity in everything, those dividends will also be paid to the big shareholders, us, Chuck, the 30% owner and stuff. Really, three-quarters of the dividends will end up going to the really big shareholders, whereas a lot of the buyback could go to the smaller shareholders. If the stock price is – cooperates, it’s in a range that is reasonable, or cheap, or something, then a buyback will be a really great way of doing it, but if the stock goes crazy and stays up there, then, unfortunately, that’s not going to be a possibility.

That’s why there are these two different ways of doing it. It depends on the price, and it’s very possible that the price will not be cooperative afterwards. People can see what the stock has done in the past, when it’s run up, when it’s run down, why it does that. It’s a little bit of a possibility that after we win the election to a majority at the annual meeting and have this plan out there that the stock would be more likely to be more expensive on average than if we didn’t, and so that would make it possibly more skewed towards dividends than buybacks. If the stock doesn’t get too expensive and stay too expensive, then buybacks would be the preferred thing, obviously. Works much better for the smaller shareholders.

Then Phase 2, so after that part that we can control, this is where we talk about the Georgia park and what to do with that. Georgia, we’re putting someone in in Georgia, and they’re going to run that as a subsidiary separate from the holding company thing, and we’ll get into that. What that means is that’ll be run on its own with the goal of improving EBITDA as much as possible. There’s a few reasons why you do that. One, we said we might borrow. We have that here in this slide. The amount that you borrow is tied usually a lot to EBITDA. Higher EBITDA over time gives you more borrowing capacity usually.

Another reason is higher EBITDA just translates into higher free cash flow on average. Then the third one is a lot of buyers look at EBITDA when they’re saying how much do I want to buy something for, for a performing park. For your Aggieland and your Missouri, they don’t. They say here’s all the land and stuff, and that’s what they’re interested in. That’s the highest and best use of it, but for a profitable park, it depends a lot on EBITDA. Any exit that you have, any way to extract value over time, whether it’s that you borrow and use that money for other things, or whether it’s that you pay that out in dividends or buybacks or whatever, or whether it’s selling the entire thing, all of those depend a lot on getting EBITDA up quickly and to higher levels than it’s been before, and so that’s what the focus would be on.

Now, separate from that, something we really do not control is what kind of multiples will pay in terms of the EBITDA. There’s times in an industry it could be because of what financing is available. It could be about optimism or pessimism in the industry. It could be about other things that are going on for those potential buyers in the rest of their portfolio. Sometimes they’re willing to bid a pretty high amount and sometimes a lot lower amount. A lot of it has to do with access to capital because a lot of buyers with something like Georgia would prefer to do it with a lot of debt relative to equity. That’s usually the way they think, a lot more than we would. We’d operate with more equity than they would.

It will depend on that, and in a year where the offers are poor, then we would definitely hold onto the park, but if there’s more the animal spirits are high, people are willing to bid a lot for that kind of asset, then that’s a possibility where you have it sold. Based on what we know today and stuff, I think the expectation for Phase 2 would be that we would retain the Georgia park and improve it, at least for a period of several years, and maybe beyond, that it could be held indefinitely, unless we get into an environment where people are more willing to bid the way they were a few years ago and not too long ago that people were pretty optimistic on this industry. That was more around the COVID time. That’s when there was a lot of excitement, and so it’s less so today. If we do enter a phase like that, then you might get a great offer in terms of a high multiple, and then we would sell if we had a high multiple. We’re not going to sell at an average to low multiple, so there’s no urgency in selling off Georgia, which is a producing asset. That would be something that would make a ton of sense to retain. There is urgency on selling things that suck up money, as do Aggieland and Missouri, but Georgia throws off cash over time, and so it’s not a bad asset to hold.

Then, as we said there, what we’re talking about in Phase 2, let’s assume you don’t sell Georgia initially, which I think is the much more likely scenario, just unless there’s bidders for the company and stuff that we don’t know about. We’re not in the inside, so we don’t know. Assuming that, then what you would do is you would hold on to Georgia for a while while you tried to improve the EBITDA numbers, and while you were doing that, you would pay out a special dividend. Now, here, we’re calling it a special dividend because it’s not quarterly and it’s not set at one level that then you expect to be repeated all the time. In reality, it’s pretty regular in that it’s really being funded by what is the free cash flow coming off of Georgia and stuff and paying that out. What that would really have do with is just here’s a debt level that you feel is okay. As we said, it’s an example. It’s only an example of three times set to EBITDA, but that’s a number that people probably have heard in other things and are familiar with of like, okay, that’s not like a leverage buyout, but it’s also not like having net debt of nothing. There’s some leverage on it. At that level, once you have cash build beyond that, then you would pay it out. The idea being that you’re just not going to build up cash in this company.

This is different than the initial phase, which is all about returning capital. This is an ongoing thing, and if the cash was used for something else, then you wouldn’t have as big a special dividend that year, or if EBITDA fell down that year, you wouldn’t have as good of one. If EBITDA rose more, the dividend would probably be higher. If there was less use of cash inside the business, higher and vice versa, so it would fluctuate a bit. What we talk about there – this part of the estimate is very hard to do because this is a penny stock, so while we hope to eventually split it, reverse split it so – as 100 times higher price because it’ll have 100 times less shares outstanding, it’ll be easier to do these calculations. Right now, this is tough, but what I’m saying is cash returned annually during Phase 2. This is after all the Phase 1 stuff has gotten the balance sheet down to where you want it to be. From that point on, you would expect cash earnings likely to be paid out to be around 2 cents per share. That’s very wobbly estimate, though. That’s rounded off and stuff, but that is a 5% dividend yield on the current stock price.

Of course, the stock price is unlikely to be similar to the current stock price. It will either be higher. If you do a lot of buybacks and stuff, then it would tend to be higher or lower because if you do a lot of special dividends, people will, of course, assume, okay, you’ve returned 10, 20 cents a share to me. That tends to knock off a lot of – from the stock price, but we’re saying is on the current amount of shares today. If you’re buying in today, what do you think would be the ongoing likely cash earnings returned to me each year and stuff? About 120th of your share price, about 5%. The actual yield will look wildly different than that because the number of shares outstanding in Phase 1 is going to change one way or the other. Not one way or the other but the cash and the number of shares outstanding will change, probably. Probably, there’s going to a lot fewer shares outstanding in the future, but we don’t know. It depends on how big a buyback is.

[20:46]
Andrew:	How are you thinking about the range of outcomes for the EBITDA at the Georgia park? We’re going to slim down the company, try to take costs out of the business. Obviously, the Georgia park grew. The EBITDA grew exponentially through COVID, and it has pulled back a good amount. Then, obviously, they got hit by a tornado, so you’re coming out of that. Just curious to hear about what you think is a normalized figure, how you’re thinking about this as you’re thinking about what the valuation could be, how much you can pay out, how much debt you could pull on or put on it, and just where your head is at with that.

[21:20]
Geoff:	Before COVID, EBITDA at Georgia was about $3 million, roughly. The company will get better. That park, which will be its own subsidiary, will look better in terms of expenses pretty fast. Advertising, for instance and things like that, that will decline a lot, and so it’ll look better on that basis. However, the park is not doing as well competitively as it was before COVID. Anyone can see that because they can say, okay, what’s inflation? You should be doing 1.2 times or more higher in terms of revenue and everything else, even if you’re doing the same sort of numbers in terms of attendance and amount of food and beverage that you’re serving in real terms and everything so clearly declined since COVID. Then, also, your expenses are up. It’s a large fixed cost company, a large fixed cost operation, so it’s a lot less efficient in those things.

It’ll take a while to turn around. Someone new will come in with a lot of experience running other amusement parks, and they’ll be incentivized as will the team at Georgia totally with bonuses driven by improvements in EBITDA. They stand to make a lot of money if they improve EBITDA, a lot of money in cash and up front, so they’re highly incentivized that way. That doesn’t mean that it will happen, so we’ll see. I think that this year will be bad, and then, as we lap some of those numbers and stuff, you’ll see things improve. I think you’ll see them improve first on the expense side and only later on the revenue side. It’ll take a little while, and that’s why I think that Georgia will look better in one to two years than it does today, assuming we implement the things we’re talking about.

That’s also why I think it’s actually best not to sell the whole company now or to try to sell Georgia immediately. I know there’s people who want to do that. That’s fine. I just think it will look in much better shape just in terms of just – it’ll be more efficiently run in a year or two just because it’s deteriorated a lot in terms of efficiency. People can see that in the cost and everything. It used to be able to make more money on the same amount of revenue than it does now, and that’s deteriorated a lot over the COVID period, basically.

[23:42]
Andrew:	Mm-hmm. Mm-hmm. Let’s talk investor relations. You already hit on the reverse stock split, 1 for 100. We do think that’s something that shareholders want, so that’s something that we’ve talked about. Do you want to give a summary on that, and then we can hit the rest of these as well, why we think it’s important?

[23:56]
Geoff:	Yeah. If you look at how the stock trades, there’s almost never trades of less than 100 shares. It’s a penny stock, and most people own a lot more shares than that. In fact, there’s even small shareholders who might think that they own very, very few shares, even – they own 1,000 or something instead of 100, what we’re talking about here. People will be cash out on this, not on a big – who own 99 or few shares, not on a big basis, but it would eliminate that and get the share price to basically look cosmetically like a more normal priced stock. The main appeals of that are, generally, stocks that have such low stock prices, and of course, the stock price is meaningless. It’s just driven by how many shares outstanding they have. It’s the same pie, and you just cut up into more slices or less slices determines what the price looks like. It’s totally an optical illusion of that, but it gives the perception with some people that it is a more speculative company because it is in a class in terms of share price when you’re talking 20 cents, 40 cents, whatever, that these are very speculative companies there, so it’s the highest quality company trading for such a low price. You can just look. There’s no company of this quality and of this longevity and everything that other companies that trade at these same prices, so it turns some people off of it and attracts people who are more speculative in their approach to it and who don’t think seriously about what it’s worth longer term and all that.

I also think it helps in communicating some of the things we’re talking about, and I wish that it was already reverse split 1 for 100s when I present these things to you about things like the dividend and stuff. It’s very difficult to talk to you in terms of saying about two cents or something because then people think, oh, one cents or three cents, that’s pretty close to two. No, it’s radically different, and you would see that if it was $2. If a dividend was $2, or $1, or $3, you would know, oh, those are hugely different numbers. When I say two cents, it messes with your mind. It makes you think that that’s not a big difference, and so it’s much harder to present this plan in a clear way when we’re dealing with numbers that look so small to people because we have this tendency to use cents and round that off. Instead of saying 1.3 cents, it’s easier for people to think 13 cents. It’s just a question of moving it in terms of an order of magnitude or two in this case, but I think it’ll help everyone think mentally about it. That would be good. It’s just a little extra work to do it, and I don’t know why the company hasn’t done it in the past. I’m not sure, but I think it’s just the little extra work part of it.

Add head of investor relations, obviously, we’re getting rid of the CEO job. People know that. At corporate and stuff, there’s some jobs that will be gotten rid of in terms of base salaries of people, and as we’ll talk about later, those roles will be split sort of so that you have someone who’s running a park and making a lot more money there on the operating side. If they do a good job, they’ll make a lot more money. Their base salary isn’t a lot more. Then you have someone, me, being unpaid at corporate doing those things. That means there’ll be some money available for doing other things from that with the same level of corporate expenses or less, and what that will go into in part is a head of investor relations. That will be doing things that is quarterly earnings calls we talked about. The company now says it does quarterly earnings calls, but it doesn’t do Q&As and it didn’t do quarterly earnings calls before we said that we were going to. I don’t know if they really will continue with that or not. I think they just said they were doing that for the proxy fight, but we will do quarterly earnings calls with all the time spent on the Q&A part of it.

Then we also said that we will do an in-person shareholder meeting at the Georgia park, and I think that’ll be good for the actual shareholders who have been in it a while and all of that. They’ll get to see the park. We’ll get to hear from everybody that way. Like I said, you have lots of people who have certificate form shares who’ve been in it for a long time and all of that. The other part that we’ll do, though, is an investor day at a location that is easily accessible, which is not Georgia. These parks are in rural areas. Georgia is in a place called Pine Mountain. The Georgia park is in Pine Mountain, which is near Calaway Gardens and stuff. That’s a bit of a tourist attraction, but this is not some – it’s not Atlanta, and it’s certainly not New York and Chicago and LA and stuff that are more easily places where people who work in finance professionally tend to be.

There’ll be two events. One event will be the actual shareholder meeting. That’ll be great for hearing from the longer-term shareholders who’ve been in it and get an idea of what they want and what they don’t want and, again, a lot of Q&A with that. The other one is people who maybe wouldn’t have owned the stock before we got into it, and so that will be more the investor days that now that this company’s changing so that it’s – has a financial orientation rather than just being run more like however the large shareholder, Chuck, and stuff just wants to run it for whatever purposes. It’ll be run now more like to be responsive to what the shareholders and public companies generally want, and so a lot of that is they want financial results that are pretty good over time. They want dividends. They want buybacks, whatever. Now that people might get interested in that, that’s where we’ll have an investor day. It’s more for people – and it’ll be someplace else that they can get to more easily and that they congregate naturally and stuff, and so that will allow those people to get interested. And that will change the shareholder base over time as people become more interested in that, whereas they might’ve been turned off by a previous management control shareholder, whatever you want to call it.

Then we can talk about the way that the breakdown is going to be in management now, who will run what. I think here maybe it’s important to talk about the history of the company and everything so that people understand this because this is a little bit confusing. The company is totally remote right now, and so as a result, you see certain people saying they’re the CEO and stuff. They’re not really the CEO exactly. What’s happening is this. They’re running the public company part of it and doing all the public company CEO things you’d expect, but they’re actually not running the biggest operating subsidiary and stuff on the ground being there. There’s several layers there of how that’s run.

A lot of companies generally do it where you have a CEO type person and then you have these GMs at each of the places, and that’s not really how this company does it. The difference here is that you obviously have the two non-performing parks, which will be sold off under this plan, and then you’re going to be left with one operating subsidiary, which is the Wild Animal Safari in Georgia. The division now will be more clearly between the holding company aspect to it, which is the public company part of it, and then the actual operations there on the ground in Georgia. That will change people’s titles. What you can do now is that, obviously, you don’t need someone to just have a title like GM. They can simply be president of Wild Animal Safari in Georgia. They’re the head of that profit center in all respects, but that company is owned completely by Parks! America, a level up there. You now have a separation of the cap allocation, public company stuff from the other aspect of it.

Now you have someone who can run Georgia, which is the only real operating business in this company that makes any money or anything. They can run it much as you would if it was a private company or something, and they don’t have to be worried about the investor relations aspect of it. They aren’t part of the board. They aren’t any of that stuff. They just run it as a profit center, the same they would if it was part of a big giant company. It was one park among many if – as if it was a Six Flags, or a Cedar Fair, or whatever thing, or if it was just a private company. They’re focused 100% on the operating part of it, but they’re not involved in any of the other stuff, whereas right now you have a CEO who’s split on that, spending time on the public company stuff, spending time on trying to run the park, and being remote to it at the same time.

What I’ll be doing is the Parks! America part, which is the holding company, so this will be unpaid, obviously. Then you have the Georgia park, and the pay there will be very different. The president in Parks! America will be someone who’s me just doing the cap allocation stuff, working on the plan that we just laid out and the public company parts, the investor relations things that we talked about too. Then the actual subsidiary that’s going to be making all the earnings is Georgia, and so the president there is going to have a base salary. It’s not an unpaid position like me. It’s going to be a base salary that’s more normal what someone might be paid to be a GM of this kind of thing. Then you got your incentive compensation, which is driven by the EBITDA bonus plan that we’ve talked about, and my guess and it is only a guess at this point is that incentive compensation will be greater than half of this executive’s pay, at least for the first year or two. We’ll see later on. It’ll be a fair base salary, though not exceedingly generous, and then most of the pay is probably going to come from that improvement in the EBITDA.

[32:40]
Andrew:	There’ll be a high watermark on that EBITDA.

[32:43]
Geoff:	Mm-hmm. Yeah. The high watermark thing is just that they have to improve EBITDA each year, sure. The bonus is tied to an improvement in EBITDA each year. For people who aren’t in the industry and stuff, that’s not very difficult to achieve, generally. I mean, it depends. This park has had worsening situations since 2019 or so in terms of competitive situation, in terms of expenses, all that, so it’s been going in the wrong direction. It obviously went up during COVID, but they all did. If you just look under the hood, the numbers aren’t so good for the last half decade. The direction is the wrong direction.

Normally, in this industry, if you maintain a pretty similar competitive position, obviously, at least on a nominal basis, you tend to have improving EBITDA over time. A park that’s already doing well, as long as it’s well managed, tends to be able to at least – it got a little bit better EBITDA this year than last year. It might sound to some people as being very aggressive. Oh, you don’t get any bonus unless you have EBITDA this year that beat last year? In the amusement business, that’s not as tough as if you were in a cyclical chemical business. Yeah, you would be screwed in some years, but this way, you have the possibility to make a bonus. It’s within your own control each year pretty realistically. Yeah, you would only have additional bonuses after you had the initial – if you had additional improvements in EBITDA.

This will apply to all of the employees there too. Obviously, it’ll be less because they make less as their base pay and stuff, but as a percentage of their pay and stuff, it’ll still be quite meaningful. They’ll get a nice bonus if they improve EBITDA each year, each month. The opportunity for big bonuses is going to be pretty frontloaded, to be honest. The low-hanging fruit in terms of what can be improved at the park and stuff is stuff you’re going to see in the first year to two years. After you’ve had someone there really executing for two years, it will become progressively more difficult to drive EBITDA higher all the time.

The good news is the base will grow. It’ll be a bigger operation, so for an individual, even though as a percentage of previous bonus or whatever, it may not sound as impressive of how much they can grow EBITDA relative to last year’s EBITDA. The total amount of EBITDA will be bigger. I think there’ll be a much bigger bonus possibility for both the president of the park and for the – everyone else working at the park than I could imagine that you would ever see elsewhere in the industry. You’ll be the most incentivized. The most possibility for bonus will be here as compared to anywhere else. I think that will continue for years, but the really big opportunity is in making a lot of money in the first year or two improving things, yeah, definitely, because there’s a lot that can be improved in the first year.

[35:35]
Andrew:	Mm-hmm. Then the board strategic growth committee will be replaced by a cap allocation committee, and obviously, the committee will meet very frequently. Our whole plan is based on cap allocation, so that shouldn’t be a surprise. That’s everything that we are talking about here.

[35:51]
Geoff:	Yeah. It’s the plan that we’ve laid out, and so obviously, that will take a lot of the board’s time. The board’s main focus will be on selling off these parks, making sure that this is all done in the best manner in terms of getting the best prices on negotiating everything in all your sales and stuff, saving as much as possible on taxes, not having wastage that way, returning capital in the way that makes the most sense both in terms of not causing people to pay taxes they wouldn’t otherwise need to pay, and of getting, like I said, the most bang for their buck in terms of deciding whether it’s a dividend or a buyback. All those things are – they’re not difficult. They’re back of the envelop type stuff that anyone can do with a little basic arithmetic and a focus on cap allocation, but they’re the things that will be debated and decided, all those kind of events that we talked about, so the exit events of selling off the parks for the best prices and then the return of capital events. Yeah, that’s something happening every couple months for the next year or two. That’s what the plan looks like, so it’s a lot of stuff for the board to handle. That committee will be – that’ll be what they’ll be spending all their time on, basically.

[36:49]
Andrew:	You hit the how we’re going to incentivize the employees and the president of Wild Animal Safari Georgia. I think you hit that pretty good already. I don’t know if you have any final thoughts on that.

[37:02]
Geoff:	Oh, yeah, I do have thoughts on the bonus plan. The bonus plan, like we laid out there, is just things improving EBITDA. That’s a big opportunity there. The thing is I think that overall – headcount is too high at the park and stuff, so headcount needs to be brought down. You need to pay fewer people more money and get people to have buy-in on that stuff, and hopefully, this – which will be cash bonuses and fairly regular, like we said, although we’re talking about year-over-year improvements so people understand that. For financial reporting purposes, for shareholders, all that stuff, you do want to understand that they’re more frequent than that at the level of the people who will be receiving them. It’s not like you have to wait all year for this bonus. Obviously, hourly workers and stuff, that’s not what they’re interested in. There’ll be an opportunity to participate in a meaningful way to get nice bonuses fast if these improvements happen, and a lot of it will be through teamwork on that stuff. That’s a really big part of it.

They have a lot of control over that. Both the president of that park and the people working there are going to have a lot of control over the expense side of it, and that’s the part where you can see the initial improvement big time. It’s going to take more time for the revenue improvement stuff, and that is a little bit harder for everyone at all levels to participate in driving that. I think they’ll figure out ways to do that eventually, but initially, that’s not the low-hanging fruit and what they can improve. These are mostly going to be a team effort at that park to drive improvements in expense control and, honestly, reduction in a bunch of things to have gains in productivity, which then you – because you make these bonuses and stuff. Whereas if you had the same gains in productivity but it goes all to the owner, they might not be as incentivized as much to seek those productivity gains. I actually honestly think that also, the fact of having the president physically there in Georgia, which has not been the case before with this company, and the incentive bonus, that combination already is going to drive a lot of the improvement, to be honest, anyway.

The other thing to keep in mind is these bonuses will cause good years for the company to look worse and bad years to look better. It’s going to have a dampening effect in terms of results. If people are thinking, oh, EBITDA will surge up and that’ll be great, yes, EBITDA will go up, but a lot of that EBITDA won’t be shared with employees. Then in years where EBITDA doesn’t improve, not such a good year for the company, you won’t have that bonus expense. It’s just something to keep in mind for the stock that people aren’t used to seeing. That, obviously, because of that, it dampens the results. The results will tend to look more steady as a result. Yeah. That’s because you’re really sharing it with them as if they are owners in the improvements of it, and like we said, no bonuses will be paid when there’s no year-over-year improvement EBITDA. That’s pretty understandable that way. These things aren’t going to be redone so that – without those improvements.

The thing is they’re not at the most efficient they could be right now, so that part of it, the not being paid the bonus, would be a big deal if the park was already a stellar performer right now. It’s really not. Like I said, I think of this is disguised by COVID inflation. People may not realize to what extent. It’s not optimal right now, but it is an optimal. There is stuff that can be improved, and so that bonus is more hittable than you might think. I think you can achieve those goals and have a realistic chance at bonus just because you’re starting from a spot that is not – there’s fat that can be taken out of the business and things that can be improved, so I think that that will be exciting for the people there, obviously. That’s the thing that is most exciting to me for implementing and stuff that I think will get the best results. Unfortunately, I think of the vote, who cares? It’s the returns of capital and stuff is what shareholders are used to hearing about, not this bonus plan stuff.

[40:43]

Andrew:	Sure.

[40:43]

Geoff:	The bonus plan and the change in management and stuff, I think that’s going to be really exciting long term. That’s where the real gains are going to come from, but it’s not stuff you can promise in the same simple figures as paying out a dividend and doing a buyback of a certain size. I think markets always tend to be a little more short-term focused, a little more financially focused than on this idea of longer-term operational improvements, which is where a lot of the eventual value will really come from.

[41:08]
Andrew:	Sure. Absolutely. Any final thoughts, Geoff, on the plan? We hit on a good amount of it here today. Like I said, we put it out on a press release. It’s on our website. Now we’re also doing a video/podcast on it as well. Any other general thoughts batting around?

[41:29]
Geoff:	My general thoughts are the same as we talked about to wrap up last time we did a podcast on it for the special meeting where we got a majority, so it worked out well. We got to do the same thing again, and my ending thoughts are basically the same, which is, look, like we said, not taking payment for anything we’re doing here. What we get paid for is performance of the fund, and the fund owns the stock. If you have the dividends and the stock price go up and stuff, then we will make money off of that because we have a fee structure which is based in – there’s no management fee, so it’s based entirely on an incentive fee for us, which is just stock performance. We might be right. We might be wrong, but we’re 100% financially motivated.

Our focus is on that financial alignment with the shareholders about that – that’s what we’re trying to do is get you a financial result. Then the other one is on the shareholder aspect of it that we’ll hold these annual meetings and stuff, and we’ll have votes. The big difference here is that, basically, it’s broken down to the point where it’s just a fight between us and Chuck. You’ve already seen a bunch of people have quit the board. You have people that aren’t going to be the same people next time. You obviously see that there’s – John Gannon isn’t there anymore. Dale isn’t on the ballot. They threw me on their side of the proxy. It’s no longer a point where it’s even the same board that it was when we started this.

The other side’s interest, I don’t know what they are, but they aren’t just financial, and they aren’t going to hold annual meetings in the future. This will be your last annual meeting if that side wins. You could see that because people can see in court that, after they performed badly at the special meeting, they wanted to dilute the stock to avoid having to have this annual meeting. They wanted to not hold the special meeting. They only held the special – they only hold the annual meeting to avoid having the special meeting, but we didn’t not have it. I don’t know if it will work out better or worse for you depending on who wins. I know that it won’t be run with financial objectives in mind and that you won’t get to vote again if the other side wins, and with our side, that is what you’ll get. We’ll run it for financial reasons, and you’ll get to vote every year. I think that’s the difference.

How well we execute on the plan and stuff, I don’t know but that our only interests are financial is the difference between the two sides. They’re not going to lay out a plan like this, and they’re not going to say where they’re going to hold their annual meetings and when and stuff. People can see we’re having this meeting in June. The company’s fiscal year ends in end of September, right? They’re having it later than companies that normally have their fiscal year end in December. That’s the difference between the two sides. We can’t promise results, but we can promise that we’ll have this focus completely on just what it does for your stock because that’s what we care about too. That’s the common interest of all shareholders.

[44:29]
Andrew:	Mm-hmm, and implementing a great plan for employees, the president, where everyone can make a lot of money, right?

[44:34]
Geoff:	Oh, absolutely. I’m just saying understand that, look, we have no interest to be particularly kind to employees. The whole purpose of the bonus is because we think that that’s really good for the employees making more money but only making more money because they’re making even more money for owners over time by doing that. What I’m saying is, yeah, there’s probably lots of people who like to pay people a lot of money, but we’re not doing it out of the goodness of our heart. We’re doing it because we think that this is something that drives results for owners over time. We’ll pay very big bonuses, bigger bonuses than people would ever make otherwise. They will make more money this way, but the reason that they’ll make more money is because it’s in the interest for the shareholders.

[45:15]
Andrew:	Got it, cool. Three dates I want to hit on again that you need to remember. Today is May 8. The record date to be able to vote at the annual meeting is May 13, and then the actual annual meeting is June 6. Continue to follow our website PRKAProxyFight to get information about the vote, more stuff that we are going to put out. You could follow me on Twitter or X at @focusedcompound, and of course, if you’re watching the screen right now, you could reach out to our proxy solicitor, John Grau, at InvestorCom. I will put his email and information down below. If you have any other questions or anything that you want to run by Geoff or myself, you could reach out to me at andrew@focusedcompounding.com. I want to thank everybody so much for tuning in with us on this podcast here today where we talk about our plan for Parks! America, and we will see you in the next podcast. Take care.

Contact:

Andrew Kuhn (469) 207-5844

andrew@focusedcompounding.com

Additional Information and Certain Information Regarding the Participants

On May 7, 2024, Focused Compounding Fund, LP filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc., which is currently scheduled to be held virtually on June 6, 2024 at 10:00 a.m. Eastern Time.

FOCUSED COMPOUNDING STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, FOCUSED COMPOUNDING WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO FOCUSED COMPOUNDING’S PROXY SOLICITOR, INVESTORCOM, AT 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.